UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDED / FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2014

VULCAN MATERIALS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Urban Center Drive

Birmingham, Alabama 35242

(Address of principal executive offices) (zip code)

(205) 298-3000

Registrant's telephone number, including area code:

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers.

2013/2014 Compensation Decisions.

On February 13, 2014, the Compensation Committee of the Board of Directors of Vulcan Materials Company (the "Company") made a number of decisions regarding the 2013 and 2014 compensation for each of the named executive officers to be included in the Company’s 2014 proxy statement (the “NEOs”) as follows:

▪	the Committee set the 2014 base salaries. The CEO’s base salary was not increased and has remained the same since 2008;

▪	the Committee decided, in accordance with a recommendation of the CEO, to award cash bonuses based on 2013 performance;

▪	the Committee set the short term target bonus percentages for the 2014 fiscal year; and

▪	the Committee granted long-term incentive awards split 50/50 units between performance shares units (PSUs) and stock-only stock appreciation rights (SOSARs). The PSUs to be earned based on the Company’s four-year average total shareholder return percentile rank during the four-year performance period ending on December 31, 2017 and subject to the participant’s employment at the end of such period, except as otherwise provided in the award agreement on a change in control of the Company and upon certain terminations of employment. The SOSARs will vest pro rata over four years.

For each NEO, the following table reflects (i) the 2014 base salaries effective March 1, 2014, (ii) the cash bonuses to be paid to such executive in March 2014 based on 2013 performance, (iii) the target bonus opportunity for the 2014 fiscal year, and (iv) the grant of PSUs for the 2014-2017 performance period and SOSARs.

Named Executive	Title	New Base Salary Effective March 1, 2014	2014 Annual Target Bonus Opportunity as a Percentage of Base Salary (%)	2013 Cash Bonus Paid ($)	PSUs Granted (Performance Period 2014-2017 (# of units)	SOSARs (# of Units)
Donald M. James	Chairman and Chief Executive Officer	1,250,004(1)	100	1,835,000	61,300	61,300
Daniel F. Sansone	Executive Vice President - Strategy	573,000	75	612,000	13,700	13,600
Danny R. Shepherd	Vice Chairman	573,000	75	612,000	13,700	13,600
J. Thomas Hill	Executive Vice President and Chief Operating Officer	510,000	75	390,000	12,500	12,500
John R. McPherson	Executive Vice President and Chief Financial Officer	510,000	75	325,000	12,500	12,500
Michael R. Mills	Senior Vice President, General Counsel	412,000	65	352,000	7,200	7,200

(1) This amount has not changed since 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vulcan Materials Company

Date: February 19, 2014	By:	/s/ Michael R. Mills
Michael R. Mills

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